Exhibit 4.2

Equity and Cash Incentive Plan Rules

BHP Group Limited

ACN 004 028 077

Adopted on 25 September 2023

Table of Contents

INTRODUCTION			1

1	Offers of incentives		1
	1.1	Board to make invitations	1
	1.2	Information to be provided to Participants	2
	1.3	Acceptance of Offer	2
	1.4	Offer terms and conditions take precedence	2

2	Rights		3
	2.1	Grant	3
	2.2	Vesting	3
	2.3	Allocation	4
	2.4	Payment of cash equivalent	4
	2.5	Lapse of Rights	5

3	Options		5
	3.1	Grant	5
	3.2	Vesting	5
	3.3	Allocation following exercise	6
	3.4	Payment of cash equivalent	6
	3.5	Lapse of Options	7

4	Restricted Shares		7
	4.1	Allocation	7
	4.2	Restricted Shares purchased by salary sacrifice	7
	4.3	Restricted Shares that are tax-exempt	8
	4.4	Cessation of restrictions	8
	4.5	Forfeiture of Restricted Shares	9

5	Units		9
	5.1	Grant	9
	5.2	Vesting	9
	5.3	Payment of cash amount	10
	5.4	Lapse of Units	10

6	Cash Amounts		10
	6.1	Offer, Performance and Award	10
	6.2	Payment of Cash Amounts	10
	6.3	Board Discretion in relation to Cash Amounts	11
	6.4	Entitlement to Cash Amounts	11

7	Prohibited Dealings		11

8	Vesting outcomes		12

9	Preventing inappropriate benefits		12
	9.1	When the Board can take action	12
	9.2	Actions the Board can take	13
	9.3	Investigations	14
	9.4	BHP Malus and Clawback Policy	14
	9.5	Board’s overriding discretion	14

10	Forfeiture of Shares		14

11	Cessation of employment		15
	11.1	Board discretion on cessation	15
	11.2	Post cessation discretions	15
	11.3	Approved leave of absence	16

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12	Change of Control		16
	12.1	Change of Control Events	16
	12.2	Notification of Vesting	17
	12.3	Treatment of Vested Incentive Securities	17
	12.4	Acquisition of shares in Acquiring Company	17
	12.5	Divestment of material business or subsidiary	17

13	Power to adjust Rights, Options and/or Units and the Exercise Price		18

14	Dividends and other rights		19
	14.1	Dividends and other rights associated with Shares	19
	14.2	Dividend equivalent payments and other rights	19

15	Custody Arrangements		20

16	Withholding		20

17	Amendments		21
	17.1	Power to make amendments	21
	17.2	Restrictions on amendments	21
	17.3	Notice of amendment	22

18	Participants based overseas		22
	18.1	Overseas transfers	22
	18.2	Non-Australian residents	22
	18.3	Non-Australian taxpayers	22

19	Misleading statements and omissions where monetary consideration is provided by Participants		22
	19.1	Additional disclosure	22
	19.2	Misleading Statements and Omissions	23
	19.3	Liability	23
	19.4	Limitation of Liability	23

20	Miscellaneous		24
	20.1	Shares issued under these Rules	24
	20.2	Rights and obligations of Participants	24
	20.3	Power of the Board to administer these Rules	25
	20.4	Overriding Board discretion	25
	20.5	Waiver of terms and conditions	25
	20.6	Application of constitution of the Company, Corporations Act, Listing Rules and other applicable laws	26
	20.7	Error in Allocation	26
	20.8	Exchange Rate	26
	20.9	Dispute or disagreement	26
	20.10	Communication	26
	20.11	Data protection	27
	20.12	Tax	28
	20.13	Laws governing these Rules	28

21	Definition and Interpretation		29
	21.1	Definitions	29
	21.2	Interpretation	33

Addendum 1			34

Addendum 2			36

ii

BHP Equity and Cash Incentive Plan Rules

INTRODUCTION

The purpose of these Rules is to allow the Board to make Offers of Incentive Securities and cash bonuses to Eligible Employees.

These Rules outline the terms and conditions upon which Offers will be made, including:

•	the process for making and accepting Offers (PART A);

•	the type of incentives that may be offered (being Rights, Options, Restricted Shares, Units and Cash Amounts) (PART B); and

•	the general terms and conditions that apply to incentives (PART C).

Capitalised terms are defined in PART D of these Rules.

Addendum 1 and Addendum 2 to these Rules contain certain rules and definitions that apply to any Participant who is subject to foreign laws. The terms and conditions set out in the Addenda apply to such Participants and, as indicated in the Addenda, certain terms and conditions of these Rules will not apply to such Participants. In the case of any conflict between the terms of these Rules and the terms of an applicable Addendum, the terms of the applicable Addendum will prevail.

PART A

1	Offers of incentives

1.1	Board to make invitations

(a)

The Board may, from time to time, in its absolute discretion invite Eligible Employees to participate in a grant of Incentive Securities and/or an award of cash incentives, which may comprise any one or more of:

•	Rights;

•	Options;

•	Restricted Shares;

•	Units; and

•	Cash Amounts,

(Offer).

(b)	Offers will be made on the terms set out in these Rules and/or on any additional or alternative terms as the Board determines, as specified in the terms of an Offer.

(c)	Offers of Incentive Securities made under these Rules in Australia are made under Division 1A of Part 7.12 of the Corporations Act.

1.2	Information to be provided to Participants

Without limiting the Board’s discretion, the terms of the Offer to an Eligible Employee may include the following information:

(a)	the maximum Cash Amount being offered or method by which the amount will be calculated;

(b)	the type and number of Incentive Securities being offered, or the method by which the number or amount will be calculated;

(c)	the amount (if any) that will be payable for the grant of Incentive Securities;

(d)	any Vesting Conditions or other conditions that apply, including any Vesting Period;

(e)	information relating to the exercise of an Option or a Right (where exercisable), including any exercise price payable and any relevant exercise period(s);

(f)

where the Board has made a determination pursuant to rules 2.2(e) or 3.2(e) at the time of the Offer, clarification as to whether Rights or Options will be settled through an allocation of Shares or by making a cash payment (as applicable);

(g)	the circumstances in which Incentive Securities may lapse, Incentive Securities or Cash Amounts may be forfeited or a Participant’s entitlement to Incentive Securities or Cash Amounts may be reduced;

(h)	how Incentive Securities or Cash Amounts may be treated if the Eligible Employee ceases employment with a Group company and any discretions retained by the Board under rule 11;

(i)	any restrictions (including the period of restriction) on Dealing in relation to a Restricted Share or Share allocated to the Eligible Employee under these Rules; and

(j)	where all or part of an Offer is made as a salary sacrifice offer under rule 4.2 or as a tax-exempt offer under rule 4.3 of these Rules, the Offer should specify this.

1.3	Acceptance of Offer

(a)	Acceptance of an Offer must be made by the Eligible Employee in accordance with the instructions that accompany the Offer, or in any other way the Board determines.

(b)

The Board may, at its discretion, refuse to allow the participation of an Eligible Employee where that Eligible Employee ceases to be an Eligible Employee, or ceases to satisfy any other conditions imposed by the Board, before the grant is made.

(c)

Nothing limits the Board’s ability to treat the conduct of an Eligible Employee in respect of an Offer (including the failure of an Eligible Employee to lodge an election not to participate within the time specified in the instructions accompanying the Offer) as valid acceptance of that Offer under these Rules.

(d)

The Board may revoke an Offer given to an Eligible Employee prior to the date specified for the acceptance of the Offer or the grant of Incentive Securities being made or the Cash Amount being paid, whichever is later, and such Offer will be deemed never to have been made.

1.4	Offer terms and conditions take precedence

To the extent of any inconsistency, the terms and conditions advised to an Eligible Employee in an Offer will prevail over any other provision of these Rules.

PART B

2	Rights

2.1	Grant

(a)

Where an Eligible Employee has accepted an Offer to participate in a grant of Rights in accordance with rule 1.3(a), the Board will, subject to its discretion under rule 1.3(b), grant Rights to the Eligible Employee.

(b)	Unless the Board determines otherwise or otherwise specified in an Offer:

(1)	no payment is required for the grant of a Right;

(2)	Rights may not be registered in any name other than that of the Eligible Employee; and

(3)	where the Offer is made to an Eligible Employee in Australia, subdivision 83A-C of the Tax Act applies to the Rights (subject to the requirements of the Tax Act).

2.2	Vesting

(a)

Subject to any express rule to the contrary, a Right will only Vest (and if applicable, become exercisable) where each Vesting Condition, and all other relevant conditions advised to the Participant by the Board pursuant to rule 1.2, have been satisfied or otherwise waived by the Board.

(b)	Vesting occurs upon notification from the Company (or its delegate) to the Participant that a Right has Vested pursuant to this rule 2.2.

(c)

Where the Board notifies a Participant that a Right is exercisable, the exercise of the Right will be effected in the form and manner determined by the Board and notified to the Participant. If an exercisable Right is not exercised (or otherwise surrendered by the Participant) by the end of the exercise period or expiry date specified in the terms of an Offer, the Right will be automatically exercised on that date.

(d)

If the Vesting or exercise of a Right would arise in a period where Dealings by a Participant would be prohibited or the Board determines that the Vesting or exercise of a Right would otherwise be inappropriate in the circumstances, the Board may determine that Vesting or exercise will be delayed until such time as Dealings are permitted or appropriate. For the avoidance of doubt, the Board may determine that Vesting or exercise will be delayed only in relation to the affected Participant or in relation to some or all Participants (irrespective of whether they are subject to the Dealing restriction).

(e)

At the time an Offer is made or at any time prior to Vesting or exercise (if applicable) of the Right, the Board may determine that the Vesting (and if applicable, exercise) of some or all Rights will be satisfied by:

(1)	an allocation of Shares; and/or

(2)	making a cash payment under rule 2.4 (instead of an allocation of Shares).

(f)	If no determination is made, the Vesting (and, if applicable, exercise) of a Right will be satisfied by the Company allocating Shares to the Participant pursuant to rule 2.3.

(g)	The Participant has no entitlement to receive a Share or a cash payment under rule 2.2(e) until the Rights have Vested, and if applicable, been exercised.

2.3	Allocation

(a)

Subject to rules 2.2(e), 2.3(b) and 2.3(c), where Vesting (and if applicable, exercise) of a Right will be satisfied by an allocation of Shares under rule 2.2(e), as soon as practicable following Vesting (and if applicable, exercise) of a Right, the Board must issue to, procure the transfer to, or procure the setting aside for, the Participant the number of Shares in respect of which Rights have Vested or been exercised (as applicable), less any Tax required to be withheld. No further action is required on the part of the Participant.

(b)	In the case of Rights held by or on behalf of a Participant who is a Director, Vested (and if applicable, exercised) Rights must be satisfied by Shares that have been purchased on market, unless:

(1)	no shareholder approval is required under the Listing Rules in respect of the Director’s participation in the Offer; or

(2)	shareholders have approved the Director’s participation in the Offer to the extent required under the Listing Rules.

(c)

If the allocation of a Share would arise in a period where Dealings by a Participant would be prohibited or the Board determines that the allocation of a Share would otherwise be inappropriate in the circumstances, the Board may determine that allocation will be delayed until such time as Dealings are permitted or appropriate.

2.4	Payment of cash equivalent

(a)

Where the Board determines under rule 2.2(e) to make a cash payment to a Participant in lieu of an allocation of Shares, the Company must pay to the Participant an amount in Australian dollars (or any other currency determined by the Board in its absolute discretion) equivalent to the value of the Shares underlying the relevant Rights that the Board determines will be settled by making a cash payment.

(b)

The amount of the cash payment referred to in rule 2.4(a) will be calculated by multiplying the number of Shares underlying the Rights that the Board determines will be settled by making a cash payment by the Current Market Price (less any Tax required to be withheld).

2.5	Lapse of Rights

(a)	A Right will lapse upon the earliest to occur of:

(b)

10 years after the date on which the Right was allocated to the Participant, or any date specified as the expiry date in the Offer, other than a Vested but unexercised Right which will be automatically exercised on the applicable expiry date;

(c)	the Right lapsing in accordance with a provision of these Rules (including in accordance with a term of an Offer);

(d)	failure to meet a Vesting Condition or any other condition applicable to the Right within the Vesting Period; or

(e)	the receipt by the Company of a notice in writing from a Participant to the effect that the Participant has elected to surrender the Right.

3	Options

3.1	Grant

(a)

Where an Eligible Employee has accepted an Offer to participate in a grant of Options in accordance with rule 1.3(a), the Board will, subject to its discretion under rule 1.3(b), grant Options to the Eligible Employee.

(b)	Unless the Board determines otherwise or otherwise specified in an Offer:

(1)	no payment is required for the grant of an Option; and

(2)	Options may not be registered in any name other than that of the Eligible Employee; and

(3)	where the Offer is made to an Eligible Employee in Australia, subdivision 83A-C of the Tax Act applies to the Options (subject to the requirements of the Tax Act).

3.2	Vesting

(a)

Subject to any express rule to the contrary, an Option will only Vest and become exercisable where each Vesting Condition, and all other relevant conditions advised to the Participant by the Board pursuant to rule 1.2, have been satisfied or otherwise waived by the Board.

(b)	Vesting occurs upon notification from the Company (or its delegate) to the Participant that an Option has Vested pursuant to this rule 3.2.

(c)

The exercise of an Option will be effected in the form and manner determined by the Company and, subject to rule 3.4, must be accompanied by payment of the relevant Exercise Price (if any) either in cleared funds or via any cashless exercise mechanism. The Company will notify the Participant of the process for exercise of Options that Vest, including any cashless exercise mechanism available to the Participant.

(d)

If the Vesting or exercise of an Option would arise in a period where Dealings by a Participant would be prohibited, or the Board determines that the Vesting or exercise of an Option would otherwise be inappropriate in the circumstances, the Board may determine that Vesting or exercise will be delayed until such time as Dealings are permitted or appropriate. For the avoidance of doubt, the Board may determine that Vesting or exercise will be delayed only in relation to the affected Participant or in relation to some or all Participants (irrespective of whether they are subject to the Dealing restriction).

(e)	At the time an Offer is made or at any time prior to exercise of the Option, the Board may determine that the exercise of some or all Options will be satisfied by:

(1)	an allocation of Shares; and/or

(2)	a cash payment under rule 3.4 (instead of an allocation of Shares).

(f)	If no determination is made, the exercise of an Option will be satisfied by the Company allocating Shares to the Participant.

(g)	The Participant has no entitlement to receive a Share or a cash payment under rule 3.2(e) until the Options have been exercised.

3.3	Allocation following exercise

(a)

Subject to rules 3.3(b) and 3.3(c), where exercise of an Option will be satisfied by an allocation of Shares under rule 3.2(e) as soon as practicable following the exercise of an Option, the Board must issue to, procure the transfer to, or procure the setting aside for, the Participant the number of Shares in respect of which Options have been exercised, less any Tax required to be withheld (adjusted as appropriate where a cashless exercise mechanism has been utilised by the Participant). No further action is required on the part of the Participant.

(b)	In the case of Options held by or on behalf of a Participant who is a Director, Vested Options must be satisfied by Shares that have been purchased on market, unless:

(1)	no shareholder approval is required under the Listing Rules in respect of the Director’s participation in the Offer; or

(2)	shareholders have approved the Director’s participation in the Offer to the extent required under the Listing Rules.

(c)

If the allocation of a Share would arise in a period where Dealings by a Participant would be prohibited or the Board determines that the allocation of a Share would otherwise be inappropriate in the circumstances, the Board may determine that allocation will be delayed until such time as Dealings are permitted or appropriate.

3.4	Payment of cash equivalent

(a)	Where the Board determines under rule 3.2(e) to make a cash payment to a Participant in lieu of an allocation of Shares, the Company must as soon as reasonably practicable:

(1)	refund any amount paid (if any) by the Participant to exercise those Options; and

(2)	pay to the Participant an amount in Australian dollars (or any other currency determined by the Board in its absolute discretion) determined under rule 3.4(b).

(b)

The amount of the cash payment referred to in rule 3.4(a) will be calculated by multiplying the number of Shares underlying the Options that the Board determines will be settled by making a cash payment by the Current Market Price, less the total of any Exercise Price that would otherwise have been payable in respect of those Options and any Tax required to be withheld.

3.5	Lapse of Options

An Option will lapse upon the earliest to occur of:

(a)

10 years after the date on which the Option was allocated to the Participant, or any date specified as the expiry date in the Offer (unless the Board determines that the Options will be exercised on the expiry date by way of a cashless exercise mechanism);

(b)	the Option lapsing in accordance with a provision of these Rules (including in accordance with a term of an Offer);

(c)	failure to meet a Vesting Condition or any other condition applicable to the Option within the Vesting Period; or

(d)	the receipt by the Company of a notice in writing from a Participant to the effect that the Participant has elected to surrender the Option.

4	Restricted Shares

4.1	Allocation

(a)

After an Eligible Employee has accepted an Offer to participate in a grant of Restricted Shares in accordance with rule 1.3(a), the Board must, subject to its discretion under rule 1.3(b) and rule 4.1(b), allocate the Restricted Shares in accordance with any timeframe specified in the Offer by either:

(1)	issuing Restricted Shares to;

(2)	procuring the transfer of Restricted Shares to; or

(3)	procuring the setting aside of Restricted Shares for,

the Eligible Employee.

(b)

If the allocation of a Restricted Share would arise in a period where Dealings by a Participant would be prohibited or the Board determines that the allocation of a Restricted Share would otherwise be inappropriate in the circumstances, the Board may determine that allocation will be delayed until such time as Dealings are permitted or appropriate. For the avoidance of doubt, the Board may determine that allocation will be delayed only in relation to the affected Participant or in relation to some or all Participants (irrespective of whether they are subject to the Dealing restriction).

(c)	Unless the Board determines otherwise or otherwise specified in an Offer:

(1)	no payment is required for the grant of a Restricted Share (other than a Restricted Share purchased pursuant to rule 4.2); and

(2)	Restricted Shares may not be registered in any name other than that of the Eligible Employee or the Trustee.

4.2	Restricted Shares purchased by salary sacrifice

Notwithstanding anything else in these Rules:

(a)	Offers of Restricted Shares made pursuant to this rule 4.2 constitute Offers made under a separate reduction in the Participant’s pre-tax remuneration (Salary Sacrifice) provision of these Rules.

(b)

Offers made to Eligible Employees in Australia pursuant to this separate provision will allow a Participant to agree to acquire Restricted Shares in return for a Salary Sacrifice that would not have happened apart from that Offer of not more than A$5,000 per year ending 30 June (or such other amount specified by subsection 83A-105(4) of subdivision 83A-C of the Tax Act to be the maximum amount of discount to which that subsection can apply).

(c)	Subdivision 83A-C of the Tax Act applies to Offers made pursuant to this separate Salary Sacrifice provision of these Rules.

4.3	Restricted Shares that are tax-exempt

Notwithstanding anything else in these Rules:

(a)	Offers of Restricted Shares made pursuant to this rule 4.3 constitute Offers made under a separate tax-exempt provision of these Rules.

(b)

Offers of Restricted Shares under this rule 4.3 are made on a non-discriminatory basis in relation to at least 75% of the Australian resident permanent employees of the relevant employer who have completed at least 3 years of service (whether continuous or non-continuous).

(c)	Subdivision 83A-B of the Tax Act applies to Offers made pursuant to this tax exempt provision of these Rules.

(d)	A Restricted Share allocated to a Participant under this rule 4.3 will be subject to a restriction period from the date that the Restricted Shares are allocated until the earlier of:

(1)

the date that is three years from the date of allocation (or such other period that may be required under Subdivision 83A-B of the Tax Act, including such earlier time as the Commissioner of Taxation allows in accordance with section 83A-45(5) of the Tax Act); and

(2)	the date on which the Participant ceases to be employed by the Group.

(e)	Restricted Shares allocated to a Participant under this tax-exempt provision of the Rules cannot be forfeited.

4.4	Cessation of restrictions

(a)	Subject to any express rule to the contrary, a Share only ceases to be a Restricted Share (e.g, Vests) where:

(1)

the Vesting Period and each other relevant condition (including all Vesting Conditions) advised to the Participant by the Board pursuant to rule 1.2 have been satisfied or otherwise waived by the Board; and

(2)	the Company notifies the Participant that the restrictions in respect of the Restricted Share have ceased or no longer apply.

(b)

Subject to the terms of an Offer and the Securities Dealing Policy, when a Share ceases to be a Restricted Share, all restrictions on disposing of, or otherwise Dealing with, that Share, as set out in these Rules or the terms of an Offer, will cease.

(c)

If the Vesting of a Restricted Share would arise in a period where Dealings by a Participant would be prohibited or would otherwise be inappropriate in the circumstances, the Board may determine that Vesting will be delayed until such time as Dealings are permitted or appropriate. For the avoidance of doubt, the Board may determine that Vesting will be delayed only in relation to the affected Participant or in relation to some or all Participants (irrespective of whether they are subject to the Dealing restriction).

(d)

Unless provided otherwise in the terms of an Offer, when a Share that is held by the Trustee on behalf of a Participant ceases to be a Restricted Share, the Trustee will continue to hold the Share on trust on behalf of the Participant until such time as the Participant, or the Company on behalf of the Participant, directs the Trustee to:

(1)	transfer the Share into the Participant’s name or:

(A)	to another account the Participant nominates; or

(B)	to an account to be held on the Participant’s behalf; or

(2)	sell the Share and pay the proceeds of sale (net of any applicable brokerage, commission, stamp duty or other transaction costs) to the Participant.

4.5	Forfeiture of Restricted Shares

Subject to rule 4.3(e), a Restricted Share will be forfeited upon the earliest to occur of the:

(a)	Restricted Share being forfeited in accordance with a provision of these Rules (including in accordance with a term of an Offer);

(b)	failure to meet a Vesting Condition or any other condition applicable to the Restricted Share within the Vesting Period; or

(c)	receipt by the Company of a notice in writing from a Participant to the effect that the Participant has elected to surrender the Restricted Share.

5	Units

5.1	Grant

(a)

Where an Eligible Employee has accepted an Offer to participate in a grant of Units in accordance with rule 1.3(a), the Board must, subject to its discretion under rules 1.3(b) and 5.2(b) grant Units to the Eligible Employee.

(b)	Unless the Board determines otherwise:

(1)	no payment is required for the grant of a Unit; and

(2)	Units may not be recorded in any name other than that of the Eligible Employee.

5.2	Vesting

(a)

Subject to any express rule to the contrary, a Unit granted under these Rules will only Vest where each Vesting Condition, and all other relevant conditions advised to the Participant pursuant to rule 1.2, have been satisfied or otherwise waived by the Board.

(b)

If the Vesting of a Unit would arise in a period where Dealings by a Participant would be prohibited, or the Board determines that the Vesting of a Unit would otherwise be inappropriate in the circumstances, the Board may determine that Vesting will be delayed until such time as Dealings are permitted.

(c)

For the avoidance of doubt, the Board may determine that Vesting will be delayed only in relation to some or all Participants Units (irrespective of whether they are subject to the Dealing restriction).

(d)	The Vesting of a Unit will be satisfied by the Company making a cash payment in accordance with rule 5.3.

(e)	Vesting occurs on notification from the Company to the Participant that a Unit has Vested pursuant to this rule 5.2.

5.3	Payment of cash amount

(a)	As soon as practicable following Vesting of a Unit in accordance with rule 5.2, the Company must make the cash payment referred to in rule 5.3(c) for each Unit that has Vested.

(b)	No further action is required on the part of the Participant.

(c)	In order to satisfy its obligation under rule 5.3(a), the Company must pay to the Participant an amount equivalent to the cash value of Units that have Vested (less any Tax required to be withheld).

(d)

Unless otherwise specified in the terms of an Offer, the amount of the cash payment referred to in rule 5.3(c) will be calculated by multiplying the number of Units that have Vested by the Current Market Price (less any Tax required to be withheld).

5.4	Lapse of Units

A Unit will lapse on the earliest to occur of:

(a)	the Unit lapsing in accordance with a provision of these Rules (including in accordance with a term of an Offer);

(b)	failure to meet a Vesting Condition or any other condition applicable to the Unit within the Vesting Period; or

(c)	the receipt by the Company of a notice in writing from a Participant to the effect that the Participant has elected to surrender the Unit.

6	Cash Amounts

6.1	Offer, Performance and Award

(a)

Where an Eligible Employee has accepted an Offer to participate in an award of a Cash Amount in accordance with rule 1.3(a), the Board will, subject to its discretion under rule 1.3(b), (c) and 6.3, assess the extent to which the Vesting Conditions and all other relevant conditions have been satisfied over the Vesting Period, determine the Cash Amount to be awarded and advise the Eligible Employee of the Cash Amount that has been awarded. No further action is required on the part of the Participant.

(b)	Unless the Board determines otherwise or otherwise specified in an Offer, no payment is required for the award of a Cash Amount.

(c)

Notwithstanding the terms of any Offer made under rule 1.3, the Board may in its absolute discretion make any changes to the terms of the Offer prior to a Cash Amount being awarded. The Company will provide appropriate notification of the changes to the affected Eligible Employee or Participant.

(d)	A Cash Amount is awarded to a Participant upon notification from the Company (or its delegate) that the award has been made.

6.2	Payment of Cash Amounts

(a)	The Cash Amount will be paid (less any Tax required to be withheld) to a Participant as soon as reasonably practicable following the award of the Cash Amount.

(b)	The Cash Amount will be payable by any Group Company.

(c)	The Cash Amount will be paid to the Participant through the payroll of the relevant Group Company.

(d)	The Company may determine in its absolute discretion the currency in which amounts will be paid.

(e)

Subject to any express rule to the contrary, a Cash Amount will only be awarded where each Vesting Condition, and all other relevant conditions advised to the Participant by the Board pursuant to rule 1.2, have been satisfied or otherwise waived by the Board.

6.3	Board Discretion in relation to Cash Amounts

The Board may in its absolute discretion adjust (upwards or downwards) the Cash Amount awarded to a Participant, notwithstanding the application of the Vesting Conditions and any other relevant conditions. In exercising this discretion, the Board may have regard to one or more of the following considerations:

(a)	the personal performance and/or conduct of a Participant;

(b)	the performance of the division or function in which the Participant is employed or for which they have accountability, or which is relevant in relation to the Participant’s role;

(c)	the performance of the Group or any Group company; and

(d)	any other factor which the Board reasonably determines is appropriate to take into account in relation to the Participant’s Cash Amount.

6.4	Entitlement to Cash Amounts

(a)	A Participant has no entitlement to be paid a Cash Amount unless and until the Cash Amount is awarded to them.

(b)	A Cash Amount will be forfeited:

(1)	in accordance with a provision of these Rules (including in accordance with a term of an Offer); or

(2)	on receipt by the Company of a notice in writing from a Participant to the effect that the Participant has elected not to receive the Cash Amount.

PART C

7	Prohibited Dealings

(a)	Subject to the Securities Dealing Policy, any Dealing in respect of an Incentive Security prior to Vesting is prohibited unless:

(1)	the Board determines otherwise; or

(2)	the Dealing is required by law and the Participant has provided satisfactory evidence to the Company of that fact.

(b)

Where, in the opinion of the Board, a Participant (or the Trustee at the Participant’s direction) Deals with an Incentive Security in contravention of rule 7(a), the Incentive Security will immediately lapse or be forfeited.

(c)

The Board may, at its discretion, impose restrictions on Dealing in respect of any Shares allocated under these Rules (including upon Vesting or exercise of Rights or Options or at the request of the Participant) and may implement any procedure it considers appropriate to enforce such restrictions. Where a Participant requests that the Board impose restrictions on Dealing in respect of any Shares, the Board has the discretion to accept or reject such a request.

8	Vesting outcomes

(a)

The Board may in its absolute discretion apply an adjustment (upwards or downwards) to the number of a Participant’s Incentive Securities that Vest based on application of the Vesting Conditions and any other relevant conditions. In exercising this discretion, the Board may have regard to one or more of the following considerations:

(1)	the personal performance and/or conduct of a Participant;

(2)	the performance of the division or function in which the Participant is employed or for which they have accountability, or which is relevant in relation to the Participant’s role;

(3)	the performance of the Group or any Group company; and

(4)	any other factor which the Board reasonably determines is appropriate to take into account in relation to the Participant’s Incentive Securities.

(b)

Where the Board decides to reduce the number of a Participant’s Incentive Securities that Vest, those Incentive Securities that would otherwise have Vested will instead lapse or be forfeited (as applicable).

9	Preventing inappropriate benefits

9.1	When the Board can take action

The Board may do any of the things in rule 9.2 where, in the opinion of the Board:

(a)	a Participant:

(1)	has acted fraudulently or dishonestly;

(2)	has engaged in gross misconduct;

(3)	has engaged in an act which has brought the Company, the Group or any Group company into disrepute or may negatively impact the Company’s, Group’s or any Group company’s reputation;

(4)	has breached their duties or obligations to the Company or any Group company (including acting in breach of the terms and conditions of their employment or the Group’s Code of Conduct);

(5)	owes money or a debt to the Company or a Group company and has not otherwise agreed to an alternative arrangement with the Company or Group company (as applicable) to settle the debt owed; or

(6)	is convicted of an offence or has a judgment entered against them in connection with the affairs of the Group;

(b)

a Participant’s Incentive Securities Vest or may Vest, or a Participant’s Cash Amount is awarded or may be awarded, as a result of the fraud, dishonesty, negligence or breach of duties or obligations of any other person (including a breach by that person of the terms and conditions of their employment or the Group’s Code of Conduct) and, in the opinion of the Board, the Incentive Securities or Cash Amount will not or would not have otherwise Vested or been awarded;

(c)

a significant unexpected or unintended consequence, or a significant event, circumstance or outcome has occurred which impacts the Group or a Group company, including impacting its value, reputation or social licence to operate, where the original expected performance outcomes which the Incentive Securities were, or the Cash Amount was, intended to promote have not been realised;

(d)	the Company (or another Group company) is required or entitled to reclaim remuneration from a Participant or reduce a Participant’s remuneration outcome under one or more of the following:

(1)	law;

(2)	regulation, including a direction, standard or guidance from a regulator;

(3)	contract; or

(4)	Company or Group policy (as amended from time to time);

(e)

Vesting of some or all of the Participant’s unvested Incentive Securities, payment of a dividend equivalent payment, or awarding of some or all of the Participant’s Cash Amount, is not justified or supportable, having regard to any one or more of the following:

(1)	the personal performance and/or conduct of a Participant;

(2)	the performance of the business unit or function in which the Participant is employed or for which they have accountability, or which is relevant in relation to the Participant’s role;

(3)	the performance of the Group or any Group company;

(4)	a Financial Misstatement Circumstance;

(5)	the Participant has contributed to circumstances giving rise to:

(A)	a material loss to the Company;

(B)	a material failure of risk management; or

(6)	any other factor which the Board reasonably determines is appropriate to take into account in relation to the Participant’s entitlements under these Rules; or

(f)	any additional circumstances specified in an Offer.

9.2	Actions the Board can take

Subject to rule 4.3(e), the Board may determine that any or all of the following occur:

(a)

a Participant’s entitlement to an Incentive Security, dividend equivalent payment or Share (including a Share received on Vesting and exercise of an Option or Right) may be reduced or extinguished through lapse or forfeiture (as applicable);

(b)	any Share received may be required to be transferred to such person as the Company determines;

(c)	a Participant must pay or repay (as the case may be) to the Company as a debt:

(1)	all or part of the net proceeds of sale where Shares allocated under these Rules have been sold;

(2)	any cash payment received under these Rules; and/or

(3)	any dividends, distributions or dividend equivalent payments received in respect of Incentive Securities or Shares allocated under these Rules; and/or

(d)	the restrictions on disposing or otherwise Dealing with a Participant’s Restricted Shares are extended.

9.3	Investigations

In circumstances where:

(a)	the Board is considering the application of this rule 9;

(b)	a Participant is under investigation by the Group, a Group company or an external third party (including a regulator); or

(c)	such other circumstances specified in an Offer,

the Board may determine that any or all of the following will occur:

(d)

the Vesting, exercise and/or allocation of a Participant’s Incentive Securities, and the awarding of a Participant’s Cash Amount, be delayed or suspended (as appropriate) until such time as the Board determines (including until the final conclusion of any investigation under rule 9.3(b)); or

(e)	the restrictions on disposing or otherwise Dealing with a Participant’s Restricted Shares are extended.

9.4	BHP Malus and Clawback Policy

(a)	Offers of Incentive Securities and Cash Amounts to Eligible Employees under these Rules are subject to the BHP Malus and Clawback Policy, as applicable and as amended from time to time.

(b)

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable law, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, any Incentive-Based Compensation earned by a current or former Executive Officer during the three fiscal years preceding the required accounting restatement will be subject to the applicable recovery or “clawback” provisions of the BHP Malus and Clawback Policy.

9.5	Board’s overriding discretion

For avoidance of doubt, and despite anything else in these rules, the Board has an overriding discretion to exercise any powers under this rule 9:

(a)	at each decision point relating to a grant of Incentive Securities, including during the applicable Vesting Period; and

(b)	whether or not the employment or engagement of the Participant has ceased.

10	Forfeiture of Shares

(a)

Where Shares (including Restricted Shares) are forfeited in accordance with these Rules and the Shares are held by the Participant, the Participant is deemed to have agreed to dispose of their legal and/or beneficial interest (as appropriate) in such Shares for nil consideration and the Shares will be transferred into the name of the Company’s nominee who will then hold full legal and beneficial title to those Shares.

(b)

Where Shares (including Restricted Shares) are forfeited in accordance with these Rules and the Shares are held by the Trustee, the Participant’s rights in the Shares will be extinguished for nil consideration. Where these Shares are already held by an employee share trust, the Shares will be held as general trust property in accordance with the terms of the Trust Deed, or in other cases, the Shares will be transferred into the name of the Company’s nominee who will then hold full legal and beneficial title to those Shares. The Board may, at any time in the future, direct the Trustee to hold the Shares for the benefit of a different or new Participant.

(c)

Where a Participant forfeits Shares allocated to them on exercise of Options pursuant to these Rules, the Company may, but need not, repay to the Participant any Exercise Price paid by the Participant in respect of the forfeited Shares.

11	Cessation of employment

11.1	Board discretion on cessation

(a)	The Board, in its discretion, may determine that some or all of a Participant’s unvested Incentive Securities, vested but unexercised Incentive Securities, and unawarded Cash Amounts, as applicable:

(1)	lapse;

(2)	are forfeited;

(3)	Vest (immediately or subject to conditions);

(4)	are awarded (immediately or subject to conditions);

(5)	are only exercisable for a prescribed period and will otherwise lapse;

(6)	are subject to modified Vesting Conditions than those that previously applied; and/or

(7)	are no longer subject to some or any of the restrictions (including any Vesting Condition) that previously applied,

as a result of the Participant ceasing employment with the Group.

(b)

The Board may specify in the Offer to the Participant (in accordance with rule 1.2) how the Participant’s Incentive Securities and Cash Amounts will be treated on cessation of employment. The applicable treatment may vary depending on the circumstances in which the Participant’s employment ceases. In specifying a cessation treatment to apply to an Offer, the Board may preserve some or all of its discretion under rule 11.1(a).

(c)	Notwithstanding anything else in this rule 11, where:

(1)	a Participant ceases their employment with a Group company;

(2)	the reason for the cessation is due to the transfer of the Participant’s employment to another Group company or to a joint venture in which a Group company participates; and

(3)	prior to the Participant ceasing employment, the CEO of the Company (or their delegate) consented to the transfer,

the Participant will be treated as though their employment did not cease and rules 11.1(a) and 11.2 do not apply, unless the Board determines otherwise.

11.2	Post cessation discretions

(a)	The Board may exercise any of the post cessation discretions in rule 11.2(b) in respect of a Participant who has:

(1)	ceased to be employed by the Group; and

(2)

received or may receive remuneration or favourable treatment under these Rules or any other plan or agreement with the Group in connection with their cessation of employment (including where entitlements Vest or remain on foot or are awarded after cessation of employment in accordance with their terms), where the Board determines in good faith that:

(3)	the Participant has breached a Post Cessation Covenant; or

(4)

a change in the Participant’s circumstances since they ceased to be employed by the Group means it is no longer appropriate for the Participant to retain the benefits outlined in rule 11.2(a)(2) above. These circumstances may include, for example, where the Participant commences employment with a Competitor, or where the Participant purported to retire from the workforce and subsequently recommences employment.

(b)	For the purposes of rule 11.2(a) and subject to rule 4.3(e), the Board may do any one or more of the following:

(1)	deem any Cash Amount or unvested Incentive Securities of the Participant to have lapsed or be forfeited with effect from the date determined by the Board;

(2)	deem all or any Shares (including Restricted Shares) allocated under these Rules that are still held by or on behalf of the Participant to be forfeited;

(3)

where any Shares (including Restricted Shares) allocated to a Participant under these Rules (including on Vesting of Incentive Securities) have been sold by or on behalf of the Participant, require the Participant to pay all or part of the net proceeds of that sale to the Company as a debt; and/or

(4)

where cash has been allocated to a Participant on Vesting of Incentive Securities, including in the form of a dividend or dividend equivalent payment made under rule 14.2, or where a Cash Amount has been paid, require the Participant to repay all or part of the cash to the Company as a debt.

11.3	Approved leave of absence

Subject to applicable laws, at the discretion of the Board, a Participant who is granted an approved leave of absence and who exercises their right to return to work under any applicable award, enterprise agreement, other agreement, statute or regulation may be treated as not having ceased to be an employee for the purposes of the Rules. Whether a Participant who is granted leave without pay is deemed to have ceased employment will be determined with reference to the Group’s policies and any applicable laws.

12	Change of Control

12.1	Change of Control Events

(a)	Where there is a Change of Control Event, the Board may, in its absolute discretion, determine the treatment of any Incentive Securities and/or Cash Amount, including that:

(1)

all or a specified number of a Participant’s Incentive Securities remain on foot subject to the original terms of grant, Vest, lapse, be forfeited or cease to be subject to restrictions (as applicable); and

(2)	all or a portion of a Participant’s Cash Amount remain on foot subject to the original terms of grant, is awarded, lapses or is forfeited (as applicable).

(b)	For the avoidance of doubt:

(1)	a Change of Control Event does not include an internal reorganisation of the structure, business and/or assets of the Group; and

(2)	if the Board does not make a determination pursuant to rule 12.1(a), then all of a Participant’s Incentive Securities and Cash Amounts will remain on foot subject to the original terms of grant.

(c)

Any unvested Incentive Securities that do not Vest and unawarded Cash Amounts that do not become payable under rule 12.1(a) will lapse or be forfeited, unless the Board determines a different treatment.

(d)

The Board may specify in the Offer to the Participant (in accordance with rule 1.2) a particular treatment that will apply to unvested Incentive Securities and unawarded Cash Amounts in the context of a Change of Control Event or other change of Control.

12.2	Notification of Vesting

Where some or all of a Participant’s Incentive Securities Vest and/or some or all of a Participant’s Cash Amounts become payable pursuant to rule 12.1, the Company (or its delegate) will, as soon as reasonably practicable, give written notice to each Participant of the number of Incentive Securities that have Vested and the amount of the Cash Amount that has been awarded.

12.3	Treatment of Vested Incentive Securities

(a)	The Board has the discretion to determine the treatment of all Vested Incentive Securities (including those that Vest in accordance with rule 12.1) where a Change of Control Event occurs.

(b)

Without limiting the Board’s discretion in rule 12.3(a), the Board may determine that all Vested Options and Rights must be exercised within a period specified by the Board and will lapse if not exercised within the specified period.

12.4	Acquisition of shares in Acquiring Company

(a)	If:

(1)	a company (Acquiring Company) obtains Control of the Company as a result of a Change of Control Event; and

(2)	the Company and the Acquiring Company agree,

subject to applicable laws (including the Listing Rules) a Participant may, upon:

(3)	Vesting (and, if applicable, exercise) of Rights; or

(4)	exercise of Options,

be provided with shares of the Acquiring Company or its parent or subsidiary in lieu of Shares in such manner as the Company and the Acquiring Company may agree (including by a replacement security or exchange of Shares issued on Vesting or exercise) and on substantially the same terms and on substantially the same conditions but with any necessary or appropriate adjustments to the number and kind of shares.

(b)

If rule 12.4(a) applies, the Participant appoints the Company as their agent to do anything needed to give effect to this arrangement, including agreeing to become a member of the Acquiring Company or its parent (as applicable).

12.5	Divestment of material business or subsidiary

(a)

Where the Company divests a business designated by the Board for this purpose as “material”, the Board may make special rules that apply to some or all of an affected Participant’s Incentive Securities and Cash Amount.

(b)

Without limiting the Board’s discretion in rule 12.5(a), such rules may include varying the Vesting Condition and/or any other relevant conditions advised to a Participant and deeming that a Participant remains an employee of the Group for a specific period for the purposes of the relevant Offers.

(c)	As soon as reasonably practicable after making any special rules under this rule 12.5, the Board will give notice in writing of those special rules to any affected Participant.

(d)	Any special rules made under this rule 12.5 will not be considered amendments for the purposes of rule 17.

13	Power to adjust Rights, Options and/or Units and the Exercise Price

(a)	A grant of an Incentive Security carries no entitlement to participate in new issues of Shares by the Company prior to Vesting and exercise (if applicable) of the Incentive Security.

(b)

Subject to rule 13(c), prior to the allocation of Shares (or payment of an equivalent cash amount) to a Participant upon Vesting (and, if applicable, exercise) of Rights, Options or Units, the Board may grant additional Rights, Options or Units or make any adjustments it considers appropriate to the terms of a Right, Option and/or Unit granted to that Participant in order to minimise or eliminate any material advantage or disadvantage to a Participant resulting from a corporate action by, or capital reconstruction in relation to, the Company, including but not limited to any return of capital. Adjustments that may be made include adjustments to:

(1)	the number of Rights, Options or Units to which the Participant is entitled;

(2)	the number of Shares to which the Participant is entitled upon Vesting (and, if applicable, exercise) of Rights or exercise of Options;

(3)	any amount payable on Vesting of Rights (and if applicable exercise) or exercise of Options (including the Exercise Price); or

(4)	a combination of paragraphs (1), (2) and/or (3) above.

(c)	Without limiting rule 13(b), if:

(1)	Shares are issued pro rata to the Company’s shareholders generally by way of a rights issue, Options will be adjusted in accordance with ASX Listing Rule 6.22.2 (or any replacement rule);

(2)

Shares are issued pro rata to the Company’s shareholders generally by way of a bonus issue (other than an issue in lieu of dividends or by way of a dividend reinvestment) involving capitalisation of reserves or distributable profits, Options and Rights will be adjusted in the manner allowed or required by the ASX Listing Rules; or

(3)

any reorganisation (including consolidation, subdivision, reduction or return) of the issued capital of the Company is effected, Options and Rights will be adjusted in the manner required by the ASX Listing Rules.

(d)

Where additional Rights, Options or Units are granted to the Participant under this rule 13, such Rights, Options or Units will be subject to the same terms and conditions as the original Rights, Options or Units granted to the Participant (including without limitation, any Vesting Conditions), unless the Board determines otherwise.

(e)	The Board must, as soon as reasonably practicable after making any additional grants or adjustments under this rule 13, give notice in writing to any affected Participant.

14	Dividends and other rights

14.1	Dividends and other rights associated with Shares

(a)

Subject to the terms of any Trust Deed (if applicable) or Offer, the following rules apply in respect of Shares allocated to, or on behalf of, a Participant under these Rules (including Restricted Shares allocated under rule 4.1):

(1)	the Participant is entitled to receive all dividends and other distributions or benefits payable to the Participant or to the Trustee in respect of the Shares;

(2)	the Participant is entitled to exercise, or to direct the Trustee in writing how to exercise, the voting rights attaching to the Shares, either generally or in a particular case;

(3)

any bonus shares that are issued in respect of the Shares will be issued to the Participant, or to the Trustee on the Participant’s behalf, and will be held by the Participant or Trustee as Shares subject to the same terms, conditions and restrictions on Dealing (if any) as the Shares in respect of which they were issued; and

(4)

if rights arise on a rights issue in respect of the Shares, the Participant may Deal with or exercise those rights, or instruct the Trustee (if applicable) in relation to those rights in accordance with the Trust Deed. If the Shares are held by the Trustee on the Participant’s behalf and the Participant does not instruct the Trustee how to Deal with the rights, the rights will be dealt with in accordance with the Trust Deed.

14.2	Dividend equivalent payments and other rights

(a)

Unless or until Shares are allocated to a Participant following Vesting or exercise of their Rights or Options (as applicable), the Participant has no interest in those Shares in respect of which the Right or Option was granted.

(b)

Notwithstanding rule 14.2(a), the Board may determine at the time an Offer is made that a dividend equivalent payment will be paid to a Participant who becomes entitled to an allocation of Shares (or equivalent cash amount) following the Vesting or exercise of Rights, Options or Units under that Offer (minus any applicable tax).

(c)	A Participant will have no right to receive a dividend equivalent payment made in respect of any Rights, Options or Units that lapse under these Rules.

(d)	Subject to the terms of any Offer, unless the Board determines otherwise, a dividend equivalent payment:

(1)	will only be paid following Vesting or exercise of Rights, Options or Units (as applicable);

(2)

will be an amount determined by the Company that will be approximately equal to the amount of dividends that would have been payable to the Participant had they been the owner of the Shares referred to in rule 14.2(b) during the Vesting Period;

(3)	will not be grossed up or otherwise adjusted to account for any tax consequences which would have applied if the Participant had actually been paid a dividend; and

(4)	may be satisfied through the allocation of Shares or payment of cash.

15	Custody Arrangements

(a)

Legal title to any Shares which are due to be transferred to the Participant pursuant to the Plan may (notwithstanding any other Rule) be transferred to a person (the “Custodian”) appointed by the Company from time to time to hold legal title to such Shares on behalf of the Participant.

(b)

The Custodian will receive and hold Shares on behalf of the Participant in accordance with such terms and conditions as are agreed by the Company from time to time, and by participating in the Plan the Participant irrevocably agrees to those terms and conditions (which will be made available to the Participant on request to the Company).

(c)

The transfer of any Shares to the Custodian will satisfy any obligation of the Company under the Plan to transfer Shares to the Participant (and references in the Plan to Shares (or legal title thereof) having been transferred to the Participant will be read accordingly)

16	Withholding

(a)

Notwithstanding any other provisions of these Rules, if a Group company, the Trustee or a plan administrator is obliged, or reasonably believes it may have an obligation, as a result of or in connection with any:

(1)	grant of Incentive Securities;

(2)	allocation of Shares under these Rules; or

(3)	payment of any amounts including a Cash Amount, cash equivalent amount or dividend equivalent amount,

to account for any liability of a Participant, including:

(4)	income tax or employment taxes under any wage, withholding or other arrangements; or

(5)	any other Tax, social security contributions or levy or charge of a similar nature,

then the relevant Group company, Trustee or plan administrator is entitled to withhold or be reimbursed by the Participant for the amount or amounts so paid or payable.

(b)

Where rule 16(a) applies, the relevant Group company, the Trustee or plan administrator is not obliged to grant any Incentive Securities, to allocate Shares or to make a cash payment in accordance with these Rules unless the Company is satisfied that arrangements for payment or reimbursement of the amounts referred to in rule 16(a) have been made. Those arrangements may include, without limitation:

(1)

the provision by the Participant of sufficient funds to reimburse the relevant Group company, Trustee or plan administrator for the amount (by salary deduction, reduction of any amount owed by the Group to the Participant or otherwise);

(2)	the sale on behalf of the Participant of Shares allocated pursuant to these Rules for payment or reimbursement of these amounts, as well as the costs of any such sale;

(3)	a reduction in any amount payable to the Participant on Vesting of a Cash Amount or Units or in lieu of an allocation of Shares under these Rules;

(4)	the Participant forgoing their entitlement to an equivalent number of Shares that would otherwise be allocated to the Participant; or

(5)

lapse or forfeiture of a portion of a Cash Amount or a sufficient number of Units, Rights, Options and/or Shares to satisfy the debt the Participant owes to the relevant Group company, Trustee or plan administrator.

(c)

Unless the Group company, Trustee or plan administrator (as applicable) and the Participant agree to use a different valuation, any Units, Rights, Options and/or Shares lapsed or forfeited (as applicable) under this rule will be valued at the Current Market Price on the date of lapse or forfeiture.

(d)	Any amounts which are paid or payable for the purposes of these Rules are inclusive of the Group’s compulsory superannuation contribution (if applicable).

(e)

The Board may require any Participant, as a condition of the allocation of any Incentive Securities, to enter into an agreement transferring any liability of any Group company to social security contributions or any Tax in respect of those Incentive Securities or Shares.

17	Amendments

17.1	Power to make amendments

(a)	Subject to rule 17.2 and rule 6.1(c), the Board may at any time by resolution:

(1)	amend or add to (amend) all or any of the provisions of these Rules;

(2)	amend the terms or conditions of any Incentive Security granted or Cash Amount Offered under these Rules; or

(3)	suspend or terminate the operation of these Rules or any incentive plan operated in connection with these Rules.

(b)

Notwithstanding rule 17.2, the Board may waive, amend or replace any Vesting Condition attaching to an Incentive Security if the Board determines that the original Vesting Condition is no longer appropriate or applicable (including, without limitation, where a Vesting Condition refers to a particular stock market index that is no longer published or there is a corporate action by the Company, including a discounted rights issue, which impacts on the Vesting Condition), provided that the interests of the relevant Participant are not, in the opinion of the Board, materially prejudiced or advantaged relative to the position reasonably anticipated at the time of the grant.

17.2	Restrictions on amendments

Without the consent of the Participant, the Board may not exercise its powers under rule 17.1(a) in a manner which reduces the rights of the Participant in respect of any Incentive Security or Share already granted under these Rules other than an amendment introduced primarily:

(a)	for the purpose of complying with or addressing present or future laws or regulatory developments that apply to one or more of the following:

(1)	the remuneration and benefits of Participants (collectively or individually);

(2)	awards of Incentive Securities; and

(3)	these Rules or incentive plans generally;

(b)	to correct any manifest error or mistake; or

(c)

to take into consideration possible adverse tax implications arising from, amongst others, adverse rulings, changes to tax legislation and/or changes in the interpretation of tax legislation by a court of competent jurisdiction.

17.3	Notice of amendment

As soon as reasonably practicable after making any amendment under rule 17.1, the Board will give notice in writing of that amendment to any Participant affected by the amendment.

18	Participants based overseas

18.1	Overseas transfers

If a Participant is transferred to work in another country and the Participant continues to hold an office or employment with the Group, the Board may decide that:

(a)	some or all of the Participant’s Cash Amounts, Units or Restricted Shares will Vest;

(b)	some or all of the Participant’s Options or Rights will Vest and if applicable, become exercisable;

(c)	some or all of the Participant’s Options or Rights will be settled in cash in lieu of Shares;

(d)	some or all of the Participant’s unvested Incentive Securities will be forfeited and replaced with cash or an entitlement to a future cash amount; or

(e)	any other treatment that the Board determines will apply in relation to some or all of a Participant’s Incentive Securities or Cash Amounts,

(f)	with the balance (if any) continuing to be held on the original terms.

18.2	Non-Australian residents

The Board may adopt additional rules that will apply to a grant made to an Eligible Employee who is a resident in a jurisdiction other than Australia. The remaining provisions of these Rules will apply subject to whatever alterations or additions the Board may determine having regard to any securities, exchange control, taxation or other laws and/or regulations or any other matter that the Board considers directly or indirectly relevant. To the extent of any inconsistency, any additional rules adopted by the Board under this rule will prevail over any other provision of these Rules.

18.3	Non-Australian taxpayers

Where a Participant is resident for tax purposes outside of Australia, the Board may require, as a term of grant or Vesting, that the Participant enter into with the Company (or any Group company) any tax election as may be required in respect of the Incentive Securities or Shares to be allocated under these Rules.

19	Misleading statements and omissions where monetary consideration is provided by Participants

The provisions of this rule 19 apply only where an Offer of Incentive Securities is received in Australia and the Participant pays or provides monetary consideration under the terms of the Offer.

19.1	Additional disclosure

The terms of an Offer, comprising these Rules, the Offer made under rule 1 and any supporting information (collectively in this rule 19 the ‘Offer Documents’), must comply with any applicable disclosure obligations under Division 1A of Part 7.12 of the Corporations Act as amended from time to time.

19.2	Misleading Statements and Omissions

(a)	The Offer Documents must not include a misleading or deceptive statement and must not omit any information that would result in the Offer Documents being misleading or deceptive.

(b)

The Company must provide the Participant with an updated offer document as soon as practicable after becoming aware during the application period stated in the Offer Document that an Offer Document provided to a Participant has become out of date, or is otherwise not correct, in a material respect.

(c)

The directors of the Company or any person named, with their consent, in the Offer Documents (each a ‘Relevant Person’) must notify the Company in writing as soon as practicable if, during the application period stated in the Offer Documents, the Relevant Person becomes aware that:

(1)	a material statement in the Offer Documents is misleading or deceptive;

(2)	information was omitted from any of the Offer Documents that has resulted in one or more of the Offer Documents being misleading or deceptive; or

(3)	a new circumstance has arisen during the application period which means the Offer Document is out of date, or otherwise not correct, in a material respect.

19.3	Liability

Subject to rule 19.4, a participant who suffers loss or damage because of a contravention of rule 19.2, may recover the amount of the loss or damage from:

(a)	the Company;

(b)	each director of the Company;

(c)	each person named in the Offer Documents, with their consent, as a proposed director of the Company;

(d)

in the case of a misleading or deceptive statement or omission — a person named, with their consent, in the Offer Documents as having made the misleading or deceptive statement, or a statement on which the misleading or deceptive statement is based; and

(e)	in the case of a failure by a Relevant Person to notify the Company of a misleading or deceptive statement, omission or new circumstance — the Relevant Person.

19.4	Limitation of Liability

The Company or a Relevant Person is not liable for any loss or damage suffered by a Participant because of a contravention of rule 19.2, if:

(a)

the Company or the Relevant Person made all inquiries (if any) that were reasonable in the circumstances and, after doing so, believed on reasonable grounds that the statement was not misleading or deceptive;

(b)	the Company or the Relevant Person did not know that the statement was misleading or deceptive;

(c)

the Company placed reasonable reliance on information given to the Company by someone other than a director, employee or agent of the Company, or the Relevant Person placed reasonable reliance on information given to the Relevant Person by someone other than an employee or agent of the Relevant Person;

(d)

if the Relevant Person is a person who was named, with their consent, in the Offer Documents, as a proposed director of the Company or otherwise, the person proves that they publicly withdrew their consent to being named in the Offer Documents in that way; or

(e)	the contravention arose because of a new circumstance that arose since the Offer Document was prepared and the Relevant Person proves that they were not aware of the matter.

20	Miscellaneous

20.1	Shares issued under these Rules

(a)

Any Shares issued under these Rules will rank equally in all respects with other Shares for the time being on issue by the Company (for example, having rights with respect to voting, dividends and other distributions, and in the event of a winding up of the Company), except

(1)	in relation to any rights attaching to such Shares by reference to a record date prior to the date of their issue; or

(2)	as provided for in accordance with rule 14.1.

(b)	If the Company is listed, the Company will apply for quotation of Shares issued under these Rules within the period required by the Listing Rules.

20.2	Rights and obligations of Participants

(a)	An Eligible Employee has no right to receive an Offer under these Rules.

(b)

Unless the subject of an express provision in an employment contract, the rights and obligations of any Participant under the terms of their office, employment or contract with the Group are not affected by their participation in the Offer.

(c)

Participation in the Offer does not confer on any Participant any right to future employment and does not affect any rights which any member of the Group may have to terminate the employment of any Participant.

(d)

These Rules will not form part of and are not incorporated into any contract of any Participant (whether or not they are an employee of the Group) including, for the avoidance of doubt, any contract of employment between the Participant and any past or present Group company.

(e)

The grant of Incentive Securities or an offer of a Cash Amount on a particular basis in any year does not create any right or expectation of the grant of Incentive Securities or an offer of a Cash Amount on the same basis, or at all, in any future year.

(f)	No Participant has any right to compensation for any loss in relation to these Rules or an Offer, including:

(1)

any loss or reduction of any rights or expectations under these Rules or an Offer in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

(2)

any exercise of a discretion or a decision taken in relation to a grant of Incentive Securities or an offer of a Cash Amount or in relation to these Rules, or any failure to exercise a discretion under these Rules;

(3)	the operation, suspension, termination or amendment of these Rules or any Offer; or

(4)	lapse or forfeiture (as applicable) of any Incentive Securities or Cash Amount.

(g)	The Participant irrevocably appoints each company secretary of the Company (or any other officer of the Company authorised by the Board for this purpose) as their attorney to do anything necessary to:

(1)	allocate Shares to the Participant in accordance with these Rules;

(2)	effect a forfeiture of Shares in accordance with these Rules (including rule 10 or the terms of an Offer); and

(3)	execute transfers of Shares in accordance with these Rules,

and the Participant acknowledges that this irrevocable attorney is deemed to be given for valuable consideration.

(h)	The invalidity or non-enforceability of any provision or Rule will not affect the validity or enforceability of the remaining provisions and Rules which will continue in full force and effect.

(i)

Notwithstanding any provisions of these Rules, if required by the Company the transfer of Shares on Vesting will be conditional on the Participant entering into (and may be delayed until the Participant has entered into), such documentation as is reasonably required to facilitate the holding of legal title to Shares on behalf of the Participant by any nominee (including a custodian), which may include any documentation in respect of “know-your-client” processes or worldwide common reporting processes.

20.3	Power of the Board to administer these Rules

(a)	These Rules are administered by the Board which has power to:

(1)

determine procedures for administration of these Rules, including to implement an employee share trust (or to impose a holding lock) for the purposes of delivering and holding Shares on behalf of Participants upon the grant of Restricted Shares or the Vesting (and, if applicable, exercise) of Rights or exercise of Options; and

(2)	delegate to any one or more persons for such period and on such conditions as it may determine the exercise of any of its powers or discretions arising under these Rules.

(b)

Except as otherwise expressly provided in these Rules, the Board has absolute and unfettered discretion to act or refrain from acting under or in connection with these Rules and in the exercise of any power or discretion under these Rules.

20.4	Overriding Board discretion

Subject to rule 4.3(e), the Listing Rules and any other applicable law, and notwithstanding any other provision of these Rules or the terms of an Offer, the Board may, in its absolute discretion, determine that a Cash Amount or the number of Rights, Options, Units and/or Restricted Shares that Vest will be greater or lower than the Cash Amount or the number of Rights, Options, Units and/or Restricted Shares which would otherwise have been eligible to Vest in accordance with these Rules and the terms of the applicable Offer.

20.5	Waiver of terms and conditions

Notwithstanding any other provision of these Rules, the Board may at any time waive in whole or in part any terms or conditions (including any Vesting Condition) in relation to any Cash Amounts or Incentive Securities or Shares granted to a Participant.

20.6	Application of constitution of the Company, Corporations Act, Listing Rules and other applicable laws

(a)

Offers under these Rules must be operated in accordance with the constitution of the Company, the Corporations Act, the Listing Rules, other applicable laws and regulations (including the EU Market Abuse Regulation (regulation (EU) 596/2014), retained in UK law as “UK MAR”).

(b)

Notwithstanding any other provisions of these Rules, Incentive Securities and Shares will not be allocated, issued, acquired, transferred or otherwise dealt with under these Rules, and no other benefit will be deliverable under these Rules, if to do so would:

(1)	contravene the constitution of the Company, the Corporations Act, the Listing Rules, or any other applicable laws (including any applicable foreign law);

(2)	give rise to unreasonable cost or regulatory requirements for the Company or any Group company; or

(3)

require the Company or any Group company to pay, provide, or procure the payment or provision of, any money or benefits to the Participant which would require shareholder approval under Part 2D.2, Division 2 of the Corporations Act.

(c)	For the avoidance of doubt, the Company has no obligation to seek shareholder approval to deliver any benefit under these Rules that cannot be delivered without shareholder approval.

20.7	Error in Allocation

(a)

If any Incentive Security is provided under these Rules in error or by mistake to a person (Mistaken Recipient) who is not the intended recipient, the Mistaken Recipient will have no right or interest, and will be taken never to have had any right or interest in, that Incentive Security and the Incentive Security will immediately lapse or be forfeited (as applicable).

(b)

If any cash payment is paid under these Rules in error or by mistake to a person who is not the intended recipient (Mistaken Recipient), the Mistaken Recipient will have no right to retain that cash payment and the Company may take whatever steps it deems reasonably necessary to seek repayment of that cash payment as a debt.

20.8	Exchange Rate

A payment under these Rules may be made in a currency other than Australian dollars, in which case the amount of such payment will be converted into such other currency on such basis as the Board may reasonably decide.

20.9	Dispute or disagreement

In the event of any dispute, disagreement or uncertainty as to the interpretation of these Rules, or as to any question or right arising from or related to these Rules or to any Incentive Securities, Cash Amounts or Shares granted under it, the decision of the Board is final and binding.

20.10	Communication

Any notice or other communication provided to a Participant under or in connection with these Rules may be given by personal delivery or by sending it by post or email to the Participant, or by posting it on the Company’s intranet.

20.11	Data protection

(a)

Subject to any applicable laws, by participating in an Offer, the Participant consents to the holding and processing of personal data or other similar matters set out in the Offer provided by the Participant to the Group, the plan administrator or the Trustee, for all purposes with regard to the operation of these Rules. These include, but are not limited to:

(1)	administering and maintaining Participant records;

(2)	providing information to the Trustee, registrars, brokers, printers or third party plan administrators;

(3)	providing information to any regulatory authority (including the Australian Taxation Office) where required under law; and

(4)	providing information to future purchasers of a Group company or the business in which the Participant works.

(b)	Without limiting the terms of an Offer, by participating in an Offer and allowing the Company to grant Incentive Securities or award a Cash Amount under these Rules, the Participant:

(1)

acknowledges that the Group, the plan administrator and/or the Trustee may be required or authorised to collect the personal data under laws including the Tax Act, the Taxation Administration Act 1953 (Cth) and the Corporations Act, and that limited details about shareholders are available to members of the public on request;

(2)

confirms they have reviewed the Privacy Policy, and acknowledges that the Privacy Policy applies to the Group’s handling of their personal data, and contains further details about the countries to which personal data may be disclosed, requesting access to and updating of personal data and how to raise queries and concerns; and

(3)

agrees that if their personal data is disclosed to a third party in a country outside Australia, the Group will not be accountable under Australian privacy law for the conduct of the recipient in relation to that personal data, and the Participant may not be able to seek redress under Australian privacy law.

(c)	Without limiting rules 20.11(a) or 20.11(b), by allowing the Company to grant Incentive Securities or award a Cash Amount under these Rules, the Participant agrees, subject to rule 20.11(d):

(1)

the Australian tax file number (TFN) or foreign equivalent tax identification number (TIN) they have provided to the Group as an employee of the Group (where applicable) being provided to any plan administrator, as agent for the Company and also as administrator of these Rules; and

(2)	their TFN or TIN (where applicable) being provided to the Australian Taxation Office and any other regulatory authorities, including in foreign jurisdictions as required and permitted under law.

(d)

Rule 20.11(c) is voluntary and the Participant should notify the Company if they wish to withdraw agreement to that rule at any time. Participants who withdraw agreement from rule 20.11(c) may be subject to withholding tax deductions under the Taxation Administration Act 1953 (Cth).

(e)

To the extent that the processing of the personal data of a Participant is not subject to EU Regulation 2016/679 (EU GDPR), the UK General Data Protection Regulation (UK GDPR) or the UK Data Protection Act 2018, each Participant consents to the holding and processing of personal data as referred to in this rule 20.11.

(f)

Rule 20.11(e) does not apply in respect of any Participant the processing of whose personal data is subject to EU GDPR, UK GDPR or the UK Data Protection Act 2018 and the legal grounds for the processing of the personal data of such Participant will (depending on the nature and purpose of any specific instance of processing) be one of:

(1)	such processing being necessary for the purposes of the legitimate interests of the Company and each other Group company in incentivising their officers and employees and operating these Rules;

(2)	such processing being necessary for the purposes of any relevant data controller in respect of such personal data complying with its legal obligations; and

(3)	such processing being necessary for the performance of the contractual obligations arising under these Rules.

The collection and processing of such personal data for such purposes is a contractual requirement of participation in these Rules. Details in relation to the processing of such personal data referred to in this rule 20.11(f), and of the Participant’s rights in connection with such processing, are available in the Global Employee Privacy Notice (or any similar provisions of any employee privacy policy or employee handbook) operated from time to time by any Group company in respect of such Participant, and any such Participant may obtain such notice or policy from their employing company.

The personal data to be processed as referred to in this Rule 20.11 may be disclosed or transferred to, and/or processed by: (i) any professional advisors of any Group company, any revenue, regulatory or governmental authorities, (ii) a Trustee; any registrars, brokers, other third party administrators (or similar) appointed in connection with any employee share or incentive plans operated by any Group company, or any person appointed (whether by the Participant or any Group company) to act as nominee on behalf of (or provide a similar service to) the Participant; (iii) subject to appropriate confidentiality undertakings, any prospective purchasers of, and/or any person who obtains Control of or acquires, the Company or the whole or part of the business of the Group; or (iv) any Group Company and officers, employees or agents of such Group company.

In this rule 20.11(f), “personal data” and “data controller” each have the meaning given in EU GDPR or UK GDPR as appropriate.

20.12	Tax

Unless otherwise required by law, no Group Company is responsible for any Tax which may become payable by a Participant as a consequence of or in connection with the grant of any Incentive Securities, payment of Cash Amounts, the allocation of any Shares or any Dealing with any Incentive Securities or any Shares.

20.13	Laws governing these Rules

These Rules, and any Cash Amounts offered and awarded, Incentive Securities granted and Shares allocated under them, are governed by the laws of Victoria and the Commonwealth of Australia.

PART D

21	Definition and Interpretation

21.1	Definitions

Term	Meaning

Acquiring Company	has the meaning given in rule 12.4(a)

ASX	ASX Limited ACN 008 624 691 or the Australian Securities Exchange, as the context requires

BHP Malus and Clawback Policy	the Group’s policy regarding malus and clawback in respect of Incentive Securities and Cash Amounts, as amended from time to time

Board	the board of directors of the Company, any committee of the board or a person or body to which the board has delegated its powers, or some of its powers, for the purposes these Rules

Cash Amount	a cash bonus amount receivable by an Eligible Employee under these Rules subject to satisfaction of applicable conditions (including any Vesting Conditions or Vesting Period)

Change of Control Event

where there is a:

1   Takeover Bid for Shares; or

2   other transaction, event or state of affairs,

that, in the Board’s opinion, is likely to result in, or should otherwise be treated as, a change in the Control of the Company

Code of Conduct	the Company’s Code of Conduct (or equivalent), as amended or replaced from time to time

Company	BHP Group Limited ACN 004 028 077

Competitor	any business that competes with the Group or a Group company

Control	has the meaning given in section 50AA of the Corporations Act

Corporations Act	Corporations Act 2001 (Cth)

Term	Meaning

Current Market Price	the arithmetic average of the daily volume weighted average market price (rounded to the nearest cent) of all Shares traded on the ASX during the previous ten trading days, or any other calculation as determined by the Board

Custodian	has the meaning given in rule 15

Deal or Dealing

in relation to an Incentive Security or Share (as the case may be), any dealing, including but not limited to:

1   a sale, transfer, assignment, encumbrance, option, swap, or any other alienation of all or any part of the rights attaching to the Incentive Security or Share;

2   any dealing, as that term is defined in the Company’s Securities Dealing Policy;

3   any attempt to do any of the actions set out in paragraph 1 above; and

4   any hedging (including any dealing with a derivative instrument) intended to “lock in” a profit relating to an Incentive Security, and any other transactions in financial products that operate to limit the economic risk associated with holding an Incentive Security

Director	a director of the Company

Eligible Employee	an employee of the Group (including a Director employed in an executive capacity) or any other person who is declared by the Board to be eligible to receive a grant of Incentive Securities or cash under these Rules

Executive Officer	has the meaning given in section 303A.14 of the NYSE Listed Company Manual

Exercise Price	the amount payable to exercise an Option following Vesting as set out in an Offer (as adjusted or amended in accordance with these Rules)

Financial Misstatement Circumstance

1   a material misstatement or omission in the financial statements of a Group company; or

2   any other circumstances or events which, in the opinion of the Board, may, or are likely to, affect the Group’s financial soundness or require re-statement of the Group’s financial statements,

including, without limitation, as a result of misrepresentations, errors, omissions, or negligence a material misstatement or omission in the financial statements of a Group company or any other circumstances or events which, in the opinion of the Board, may, or are likely to, affect the Group’s financial soundness or require re-statement of the Group’s financial statements, including, without limitation, as a result of misrepresentations, errors, omissions, or negligence

Term	Meaning

Group	the Company and each Related Body Corporate of the Company, including any other company or entity designated by the Board to be a Group company for the purposes of these Rules, and which includes BHP Mitsubishi Alliance Coal Operations Pty Ltd

Group company	a member of the Group or any other company or entity designated by the Board to be a Group company for the purposes of these Rules, and which includes BHP Mitsubishi Alliance Coal Operations Pty Ltd

Incentive-Based Compensation	has the meaning given in section 303A.14 of the NYSE Listed Company Manual

Incentive Security	a Restricted Share, Right, Option and/or Unit (as the case may be)

Listing Rules	the official Listing Rules of the ASX and any other exchange on which the Company is listed as they apply to the Company from time to time

Offer	an invitation to an Eligible Employee made by the Company under rule 1.1 to apply for, participate in, or receive (as applicable), a grant of Incentive Securities or an award of a Cash Amount

Option	an entitlement to receive a Share or, in certain circumstances, to a cash payment, subject to satisfaction of applicable conditions (including any Vesting Condition) and compliance with the applicable exercise procedure (including payment of any applicable Exercise Price or compliance with any cashless exercise arrangement approved by the Board in its discretion)

Participant	a person who has been offered a Cash Amount or allocated an Incentive Security or Share under the terms of these Rules from time to time

Post Cessation Covenant

in respect of a Participant means:

1   a restriction or undertaking owed to the Group or a Group Company in connection with the Participant’s former employment with the Group; or

2   any compromise or contractual arrangement in relation to the cessation of the Participant’s employment with the Group

Privacy Policy	the Group’s privacy policy, as amended from time to time, which can be found on the Group’s website at https://www.bhp.com/privacy-policy, or such other Group policy in relation to privacy laws as applicable from time to time

Term	Meaning

Related Body Corporate	has the meaning given in section 50 of the Corporations Act

Restricted Share	a Share allocated in accordance with rule 4.1 that is subject to restrictions on Dealing, Vesting Conditions and/or other restrictions or conditions

Right	an entitlement to a Share or, in certain circumstances, to a cash payment, subject to satisfaction of applicable conditions (including any Vesting Condition) and compliance with any applicable exercise procedure

Rules	the terms and conditions set out in this document, as amended from time to time

Securities Dealing Policy	the Group policy for trading in securities (as amended or replaced from time to time) or such other Group policy in relation to trading or Dealing in Shares as applicable from time to time

Share	a fully paid ordinary share in the capital of the Company. A reference to a Share includes a reference to a Restricted Share

Subsidiary	has the meaning given in section 46 of the Corporations Act

Takeover Bid	has the meaning given in section 9 of the Corporations Act

Tax	includes any tax, levy, impost, goods and services tax, deduction, charge, rate, employee social security contribution, other contribution, duty or withholding which is assessed (or deemed to be assessed), levied, imposed or made by any government or any governmental, semi-governmental or judicial entity or authority in any part of the world, together with any interest, penalty, fine, charge, fee or other amount assessed (or deemed to be assessed), levied, imposed or made on or in respect of any or all of the foregoing

Tax Act	the Income Tax Assessment Act 1997 (Cth)

Trust Deed	in relation to an Offer, any trust deed or custodian deed nominated by the Company as the Trust Deed for the purposes of the Offer, as amended from time to time

Term	Meaning

Trustee	the trustee under the Trust Deed and/or the custodian under the custodian deed (as applicable)

Unit	an entitlement to a cash payment that is equal to the Current Market Price of a specified number of Shares, also commonly known as a phantom share unit, subject to satisfaction of applicable conditions (including any Vesting Condition)

Vest or Vesting

the process by which the holder of an Incentive Security becomes entitled to:

1   in the case of a Right, exercise the Right (if applicable) or be allocated a Share (or equivalent cash payment) in accordance with rules 2.2 and 2.3;

2   in the case of an Option, exercise the Option in accordance with rules 3.2 and 3.3;

3   in the case of a Restricted Share, have all restrictions on disposing of or otherwise Dealing with the Restricted Share cease in accordance with rule 4.3 (other than any additional restrictions imposed by the Board under rule 7(c)); and

4   in the case of a Unit, following the satisfaction of all Vesting Conditions that apply, being paid a cash payment in accordance with rules 5.2 and 5.3,

and/or the process by which a Cash Amount is awarded to a Participant and becomes payable in accordance with rules 6.1 and 6.2

Vesting Condition	performance, service or other conditions that must be satisfied or circumstances which must exist before an Incentive Security Vests or a Cash Amount is awarded under these Rules, advised to a Participant by the Board under rule 1.2

Vesting Period	the prescribed period for satisfaction of a Vesting Condition, advised to a Participant by the Board under rule 1.2

21.2	Interpretation

The following rules apply unless a contrary intention appears:

(a)	headings are for convenience only and do not affect the interpretation of these Rules unless the context requires otherwise;

(b)	any reference in these Rules to any statute or statutory instrument includes a reference to that statute or statutory instrument as amended, consolidated, re-enacted or replaced from time to time;

(c)	a reference to any agreement or document includes a reference to that agreement or document as amended, novated, supplemented or amended from time to time;

(d)	any words denoting the singular include the plural and words denoting the plural include the singular;

(e)	where any word or phrase is given a definite meaning in these Rules, any part of speech or other grammatical form of that word or phrase has a corresponding meaning;

(f)	the word “includes” in any form is not a word of limitation; and

(g)	any determination, decision or exercise of power, by the Board will be at its absolute discretion.

Addendum 1

Provisions applicable to US Taxpayers

This Addendum 1 contains certain rules and definitions that apply to any Participant who is subject to United States taxation, including any US tax resident or non-residents of the US who earn US-source compensation. The terms and conditions set out in this Addendum 1 apply to such US taxpayers and, as indicated in this Addendum 1, certain terms and conditions of these Rules will not apply to such US taxpayers. In the case of any conflict between the terms of these Rules and the terms of this Addendum 1 with respect to US taxpayers, the terms of this Addendum 1 will prevail.

The Rules of Part B Section 2 (Rights)

2.2	Vesting

With respect to a US taxpayer, where the exercise of the Right may be determined or postponed by the Board, the determination or postponement of the exercise date shall comply with the requirements of Section 409A of the Internal Revenue Code (the “Code”) to the extent applicable. The exercise date shall not be later than the tenth anniversary of the date of grant or earlier expiration date of the Right.

The Rules of Part B Section 3 (Options)

3.2	Vesting

With respect to a US taxpayer, where the exercise of the Option may be determined or postponed by the Board, the determination or postponement of the exercise date shall comply with the requirements of Section 409A of the Code to the extent applicable. The exercise date shall not be later than the tenth anniversary of the date of grant or earlier expiration date of the Option.

With respect to an Option granted to a US taxpayer, the Exercise Price must be not less than the fair market value of the Shares on the date of grant.

The Rules of Part B Section 5 (Units)

5.2	Vesting

With respect to a US taxpayer, where the satisfaction of the Vesting of the Unit may be determined or postponed by the Board, the determination or postponement of the satisfaction of the Vesting of the Unit shall comply with the requirements of Section 409A to the extent applicable.

The Rules of Part C Section 11 (Cessation of employment)

With respect to any award of a Participant who is a US taxpayer which constitutes deferred compensation for the purposes of Section 409A, the Participant is to be treated as ceasing to be employed by any member of the Group for the purposes of these Rules when the Participant has a “separation from service” (as defined in Section 409A).

The Rules of Part C Section 12 (Change of Control)

If the Participant is a US taxpayer, Vested Shares must be allocated, cash payments must be made in lieu of an allocation of Shares, payments must be made in respect of Vested Units and Cash Amounts must be paid, as applicable, in compliance with Section 409A to the extent applicable.

The Rules of Part C Section 13 (Power to adjust Rights, Options and/or Units and the Exercise Price)

With respect to an Option granted to a US taxpayer, the Exercise Price must be not less than the fair market value of the Shares on the date of grant, to the extent required by Section 409A.

The Rules of Part C Section 16 (Withholding)

In addition, the Company shall withhold from any amounts payable under these Rules to a US taxpayer such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

The Rules of Part C Section 17 (Amendments)

17.1	Power to make amendments

Any amendment to the Rules or plan, as applicable, will comply with the requirements under Section 409A to the extent applicable.

The Rules of Part C Section 20 (Miscellaneous)

20.12	Tax

In addition, it is intended that these Rules shall be exempt from or comply with the provisions of Section 409A so as not to subject any US taxpayer to the payment of additional taxes and interest under Section 409A. In furtherance of this intent, these Rules shall be interpreted, operated, and administered in a manner consistent with these intentions, and to the extent that any rules, regulations or other guidance issued under Section 409A would result in a US taxpayer being subject to payment of additional income taxes or interest under Section 409A, the Board may amend these Rules in order to avoid the application of such taxes or interest to the extent permitted by Section 409A.

Notwithstanding any provision to the contrary in these Rules, no payment or distribution under these Rules which constitutes deferred compensation under Section 409A and becomes payable by reason of a US taxpayer’s termination of employment within the Group will be made to such US taxpayer unless the US taxpayer’s termination of employment constitutes a “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A). For the purposes of these Rules, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for the purposes of Section 409A. In no event may a Participant who is a US taxpayer, directly or indirectly, designate the calendar year of payment. Notwithstanding any provision of these Rules to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees” (as defined in Section 409A) any payment on account of a Participant’s separation from service that would otherwise be due hereunder within six months after such separation will nonetheless be delayed until the first business day of the seventh month following the Participant’s date of termination (or, if earlier, the Participant’s death) and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction.

The Rules of Part D Section 21.1 (Definitions)

21.1	Definitions

Change of Control Event - with respect to any award that constitutes a deferral of compensation subject to Section 409A, a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Code and regulations thereunder.

All references in these Rules to a “change in the Control of the Company” or to a “change of Control” or to a company “obtain[ing] Control” shall be construed in accordance with Section 409A(a)(2)(A)(v) of the Code to the extent applicable.

Addendum 2

Provisions applicable to International Participants

This Addendum 2 contains certain rules and definitions that apply to any Participant that:

(i)	is not resident in Australia; and

(ii)	is not subject to the United States taxation in accordance with Addendum 1,

(an	“International Participant”).

The terms and conditions set out in this Addendum 2 apply to such International Participants, and as indicated in this Addendum 2, certain terms and conditions of these Rules will not apply to such International Participants.

In the case of any conflict between the terms of these Rules and the terms of this Addendum 2 with respect to International Participants, the terms of this Addendum 2 will prevail.

The Rules of Part C Section 7 (Prohibited Dealings)

Rule 7(a) is amended to read: “Any Dealing in respect of an Incentive Security prior to Vesting is prohibited. For the avoidance of doubt, this Rule 7(a) does not restrict the transmission of an Incentive Security to the Participant’s personal representatives following their death.”

The Rules of Part C Section 20.2 (Rights and obligations of Participants)

A new Rule 20.2(j) and 20.2(k) is added to Rule 20.2 as follows:

(j)	Benefits under the Rules do not form part of a Participant’s remuneration for any purpose and are not pensionable.

(k)

By participating in the Plan, the Participant waives all and any rights to compensation or damages in consequence of the termination of his office or employment with any past or present Group company for any reason whatsoever, whether lawfully or otherwise, insofar as those rights arise or may arise from his ceasing to have rights under the Rules (including ceasing to be entitled to exercise any Option) as a result of such termination, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the Rules, any determination by the Board pursuant to a discretion contained in the Rules or the provisions of any statute or law relating to taxation.

The Rules of Part D Section 21.1 (Definitions)

The definition of Eligible Employee in Rule 21.1 is amended to read: “an employee of the Group (including a Director employed in an executive capacity).”